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                                                                   EXHIBIT 99.1

                       WEATHERFORD BUYS WILLIAMS TOOL CO.
            O ADDS LEADING UNDERBALANCED PRESSURE CONTROL TECHNOLOGY


HOUSTON, Sept. 15, 1999 - Weatherford International, Inc. (NYSE: WFT) today announced that it has acquired Williams Tool Co. for $64 million in Weatherford common stock, or approximately 1.75 million shares. Williams, based in Fort Smith, Arkansas, is a leading supplier of state-of-the-art technology for underbalanced pressure control. This technology, known as rotating control heads, provides essential well control for underbalanced drilling, completion and workover activities.

Williams offers a full range of rotating control heads for horizontal, underbalanced and low hydrostatic head drilling operations. Their principal purpose is to control flow from the wellbore to reduce the risk of blowouts when oil, gas, geothermal and coal gas methane wells are being drilled with light fluids.

The addition of Williams' industry-leading capabilities completes Weatherford's full range of integrated capabilities for underbalanced drilling, completion and workover activities. Weatherford's suite of services now includes surface equipment, project engineering, and leading technologies for membrane nitrogen separation, rotating pressure control heads, compressible drilling mediums, high temperature drilling motors and monitoring systems for downhole drilling conditions.

Underbalanced drilling techniques have grown significantly in the 1990's with the introduction of new technologies like high pressure rotating control heads, new drilling mediums and high temperature motors that increase the rate of success and safety for underbalanced drilling. Industry estimates indicate that approximately 40 percent of all wells will benefit from underbalanced operations and the use of associated equipment.

Houston-based Weatherford International, Inc. is one of the largest global providers of engineered products and services to the drilling and production sectors of the oil and gas industry. For more information on Weatherford International, Inc. or Williams Tool Co., please visit our respective websites at www.weatherford.com and www.williamstool.com.

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Contact:
Don Galletly           (713) 693-4148
Bruce Longaker         (713) 693-4161